UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

HITOR GROUP, INC.
(Exact name of registrant as specified in its charter)

NEVADA	98-0384073
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6513 132nd Ave. NE #376

Kirkland, WA 98033
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common
(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered

Description of Securities

Common Stock

As of September 30, 2011, there were 62,855,000 shares of common stock issued and outstanding held by approximately 56 stockholders of record.

Hitor’s Articles of Incorporation authorize the issuance of 150,000,000 shares of Common Stock of $.001 par value. Each record holder of Common Stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Hitor’s holders are entitled to receive, ratably, the net assets of Hitor’s available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. To the extent that additional shares Hitor’s Common Stock are issued, the relative interest of then existing stockholders may be diluted.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Policy

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.  The Company’s Board of Directors currently plans to retain earnings for the development and expansion of the Company’s business.  Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

Preferred Stock

There are currently no Preferred Shares authorized and the Company has no plans to authorize or create a class of preferred shares.

Employee Stock Option Plan

At the time of this Report, the Company had no “Employee Stock Option Plan” nor does it plan to implement one in the foreseeable future.

Transfer Agent

The Company has retained Signature Stock Transfer Inc. as its transfer agent.  Their contact information is as follows:

Signature Stock Transfer, Inc.

2632 Coachlight Court

Plano, TX 75093

972-612-4120

972-612-4122 (fax)

Item 2.  Exhibits

None

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HITOR GROUP, INC.

/s/ Ken Martin

January 5, 2012

KEN MARTIN, PRESIDENT

DATE